SCHEDULE 14A

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Monmouth Real Estate Investment Corporation

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION

JUNIPER BUSINESS PLAZA

3499 ROUTE 9 NORTH, SUITE 3-D

FREEHOLD, NEW JERSEY 07728

INTERNET:	(732) 577-9996	EMAIL:
http://www.mreic.com	FAX: (732) 577-9981	mreic@mreic.com

May 10, 2016

Lachlan MacLean

Glass, Lewis & Co., LLC

lmaclean@glasslewis.com

Kevin Liu

Glass, Lewis & Co., LLC

kliu@glasslewis.com

Dear Messrs. MacLean and Liu,

Monmouth Real Estate Investment Corporation (“MREIC”) hereby notifies Glass Lewis that its Proxy Paper, published on April 28, 2016 (the “Report”), relating to MREIC’s proxy for the upcoming annual shareholders’ meeting, to be held on May 19, 2016, contains material inaccuracies and omits material performance metrics that demonstrate MREIC’s above-average performance among the REIT sector. We wish to bring to your attention several erroneous aspects of the Report. We request that Glass Lewis issue a correction to its Report on the basis of the facts presented below.

1.	Performance Metrics

MREIC has delivered excellent shareholder returns. We believe that Glass Lewis’ selected peer group and the limited periods for comparison create a mistaken impression that MREIC’s results are “moderately worse than its peers.” REIT dividends are a large component of investor total returns. MREIC has paid out substantial dividends over our 48-year history. We were one of the few REITs that maintained its cash dividend throughout the Global Financial Crisis. MREIC increased its dividend by 6.7% at the beginning of this fiscal year. In our opinion, there is no better measurement of good corporate governance than a Company distributing a large portion of earnings to its shareholders.

As of MREIC’s most recent quarter end (March 31, 2016), MREIC’s 1-year total return of 13.22% is substantially greater than that of the broad REIT market as measured by the widely-followed MSCI US REIT Index (“REIT Index”), which returned 4.31%. MREIC’s three-year total return as of March 31, 2016 is slightly less than the REIT Index, with MREIC delivering a total return of 28.96% versus the REIT Index returning 34.41%. Over a five-year period, MREIC again outperformed the broader REIT market by a wide margin, delivering a total return of 95.90% versus the REIT Index’s total return of 74.88%. MREIC is most proud of its 10-year total return performance as it is more than twice that of the REIT Index, with MREIC delivering a total return of 185.02% versus 87.57% for the REIT Index.

The Report correctly notes that MREIC’s compensation is “significantly less than its peers.”

2.	Opposition to Director Nominees

A.	Glass Lewis Inaccurately Reports Shareholder Disapproval of a Director Nominee

The Report incorrectly states that Samuel Landy has a “significant level of shareholder disapproval.” Samuel Landy received approximately 72% shareholder approval in 2015. A majority of the votes that were WITHHELD from Samuel Landy were cast by institutional shareholders, many of whom may have indiscriminately followed Glass Lewis’ WITHHOLD recommendation against Samuel Landy.

B.	Glass Lewis Inaccurately Assesses Director Conflict of Interest

The Report unjustifiably criticizes compensating a Director’s company for services rendered to MREIC. Specifically, Glass Lewis objects to a $196,000 mortgage brokerage commission to a company affiliated with Director Daniel Cronheim. Mr. Cronheim is not regarded by the Company as an independent Director, and does not serve on the Board’s independent Director committees; however, Mr. Cronheim’s experience in real estate management and mortgage financing in the Company’s property sector is an important resource for the Board and the Company. Because not all services and products are fungible, a blanket prohibition against doing business with a Director’s companies would come at a very real cost to the Company. There is no basis for Glass Lewis singling out this one transaction for proxy criticism.

C.	The Majority Voting Proposal Was Not Approved By A Majority of Outstanding Shares

The MREIC Board of Directors has carefully considered the non-binding shareholder proposal on the ballot in 2015 regarding majority voting for Director elections. In 2015, 25% of shares held in street name – over 16 million shares in total – did not vote. Shares held in street name that did vote voted overwhelmingly, 90%, AGAINST this shareholder proposal. The shareholder proposal received a vote in favor from only a majority of the shares that voted on the proposal at the meeting. However, the proposal was approved by only 40% of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, and received less than 36% approval based on the number of shares outstanding. Furthermore, this same proposal was submitted by the same shareholder and it was rejected by the Company’s shareholders at the May 2, 2013 annual meeting of shareholders. The Board of Directors, based on the advice of the Nominating Committee, concluded that it is not in the best interests of MREIC and its shareholders to implement a majority voting standard when the majority voting proposal was not approved by the majority of outstanding shares.

The Nominating Committee and the Board of Directors will consider the matter further in 2016. It is a vast oversimplification for Glass Lewis to conclude that MREIC’s Directors were or were not following shareholder direction. Blacklisting of Directors is rarely justified. MREIC continues to perform exceptionally well and there is no reason to reach for reasons not to support its Board of Directors.

Accordingly, we request that Glass Lewis issue a correction to its Report.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION (A Public REIT since 1968)

/s/ Michael D. Prashad
Michael D. Prashad
In-House Counsel